EXHIBIT 10.1

LEASE AGREEMENT

THIS LEASE AGREEMENT is made and entered into this 6th day of March, 2015 (“Effective Date”), by and between HOLLINGSWORTH CAPITAL PARTNERS - TENNESSEE, LLC, a Tennessee limited liability company, whose address is Two Centre Plaza, Clinton, Tennessee 37716, (hereinafter referred to as “Landlord”), and KIRKLANDS, INC., whose address is 5310 Maryland Way, Brentwood, TN 37027 (hereinafter referred to as “Tenant”).

WITNESSETH:

1. Demise of Building. Landlord hereby leases to Tenant, and Tenant leases and accepts the Building located at 40 Carl Kirkland Drive, Jackson, Tennessee, and containing approximately 303,000 leasable square feet (the “Building”) on the diagram attached hereto as Exhibit A and incorporated herein by reference. The term “Building,” for the purposes of this Lease, shall mean the entire development called 40 Carl Kirkland Drive, including the parking facilities, green space and other external grounds and facilities, and the like on the property shown on the diagram attached hereto as Exhibit A, and the Building are a portion of the Building. The Building contains approximately 303,000 square feet of leaseable space.

2. Intentionally omitted.

3. Delivery and Acceptance of Building. The Building shall be delivered to Tenant on or before one hundred and twenty (120) days after the Effective Date (the “Commencement Date”). Tenant shall have limited access to the building at least thirty (30) days prior to the Commencement Date for any purposes of preparing the facility for occupancy by Tenant knowing that such access and occupancy may not be exclusive as previous tenants may be vacating the Building, and, during such time, Tenant shall not pay Minimum or Additional Rent but will pay the cost of utilities consumed.

4. Condition of the Building. At no cost to Tenant and before the Commencement Date, Landlord agrees to paint, re-tile and/or re-carpet the offices, the break room and the restrooms located in the front corner next to the front offices. At no cost to Tenant and before the Commencement Date, Landlord further agrees to repair all damaged ceiling tiles and to install sixteen 240 Volt battery charging outlets without cost to Tenant. Landlord will provide all building systems, including HVAC, dock levelers, dock doors, lighting, sprinkler systems, electric systems, plumbing fixtures and connections, and other systems for operation of the building (the “Building Systems”) in good working condition on the Commencement Date and warrants that the Building Systems shall remain in good working order for the period four (4) months after the Commencement Date, except to the extent the Building Systems are damaged by the negligence or misconduct of the Tenant. Tenant shall be provided the opportunity to inspect the Building Systems on or prior to the Commencement Date and provide Landlord with a punch list of problems with the working order of the Building Systems for the Landlord to correct with reasonable diligence and urgency. After the first anniversary of the Commencement Date and thereafter throughout Base Term, the maintenance of, repairs to, and replacement of the Building Systems shall be governed by Section 17 of this Lease.

5. Base Term. The base term of this Lease shall be for a period of Three (3) years (the “Base Term”) commencing on the Commencement Date hereinafter defined and ending on the third anniversary of the Commencement Date. The term “Lease Year” means the twelve (12) month period beginning on the Commencement Date, and each twelve (12) month period thereafter.

6. Option Term. At Tenant’s election, Tenant may provide Landlord written notice no less than six (6) months prior to the expiration of the Base Term of Tenant’s intent to extend the Base Term, under the same conditions of the Lease, for an additional term two (2) years. For the avoidance of doubt, Minimum Rent shall remain at the same rate as the Minimum Rent during Base Term.

7. Minimum Rent. Tenant shall pay to Landlord as minimum rent Seven Hundred Fifty- Seven Thousand Five Hundred Dollars ($757,500.00) per year (“Minimum Rent”), which amount is equal to $2.50 per leasable square foot within the Building. Beginning on Commencement Date, Tenant shall begin paying to Landlord the Minimum Rent due. Throughout the Term, Tenant shall pay to Landlord Minimum Rent for monthly installments, in advance, in amounts equal to 1/12 of the annual Minimum Rent then in effect, on the first day of each month for each Lease Year, at the address for Landlord stated above, without demand, set- off or deduction, except as otherwise provided in this Lease. Any holding over after the expiration of this Lease without the objection of Landlord shall be a tenancy from month to month at One Hundred Twenty Five Percent (125%) of the monthly Minimum Rent in effect at the end of the Term. Any holding over after the expiration of this Lease with the objection of Landlord shall be deemed to be a tenancy at will at hereunder shall be made to Landlord in advance on the first day of each month at the address for Landlord One Hundred Fifty Percent (150%) of the monthly Minimum Rent in effect at the end of the Term.

8. Security Deposit. Intentionally Omitted.

9. Additional Rent. Beginning upon the Commencement Date, all charges, costs and expenses which Tenant is required to pay under this Lease in addition to Minimum Rent, together with all interest and penalties that may accrue thereon in the event of Tenant’s failure to pay such amounts, and all damages, costs and expenses which Landlord may incur by reason of any default of Tenant or failure on Tenant’s part to comply with the term of this Lease, shall be deemed to be additional rent hereunder (hereinafter “Additional Rent”). Unless otherwise stated herein, Tenant shall pay Landlord all undisputed Additional Rent within thirty (30) days of written demand. If Tenant fails to pay any amount of Additional Rent when due, Landlord shall have all the rights and remedies with respect thereto as Landlord has for the nonpayment of Minimum Rent. As used throughout this Lease, the term “Tenant’s Pro Rata Share” means the percentage that the leasable square footage of the Building bears to the square footage of all leaseable space in the Building. As of the date of this Lease, Tenant’s Pro Rata Share is One Hundred Percent (100%).

10. Intentionally Omitted.

11. Taxes. Landlord agrees to pay each year the annual taxes (“Taxes”) due for the land and improvements constituting the Building.                      Taxes shall include all taxes and assessments

(special or otherwise) levied against the Building (land, buildings, and improvements) by any taxing authority having jurisdiction over the Building. Beginning upon the Commencement Date, and on a monthly basis thereafter, Tenant shall pay Landlord, as Additional Rent, one twelfth (1/12) of the estimated amount of Tenant’s Pro Rata Share of such Taxes for the upcoming calendar year. After January 1 of each year, but before June 30 of each year, Landlord will notify Tenant whether Tenant has overpaid or underpaid its Pro Rata Share of the Taxes. Any deficit shall be payable by Tenant within thirty (30) days of Tenant’s receipt of notice by Landlord, or any surplus shall be refunded to Tenant within thirty (30) days of such notice, as may be appropriate in each case. The 2015 estimate for Taxes is $0.26 per square foot. Landlord shall immediately notify Tenant of any notice from any governmental authority of an increase in Taxes and in any event such notice shall be provided to Tenant in time for Tenant to protest and/or appeal any such adjustment in Taxes, which Landlord hereby consents to and authorizes such right, and Landlord agrees to cooperate with Tenant in any such protest or appeal.

12. Property Insurance. Landlord agrees to pay each year the premiums charged for fire and extended coverage insurance on the improvements in the Building (including loss of rents coverage covering loss of rental income during a period of restoration after a casualty) (“Insurance”). Beginning upon the Commencement Date, and on a monthly basis thereafter, Tenant shall pay Landlord, as Additional Rent, one twelfth (1/12) of the estimated amount of Tenant’s Pro Rata Share of such Insurance for the upcoming calendar year. After January 1 of each year, but before June 30 of each year, Landlord will notify Tenant whether Tenant has overpaid or underpaid its Pro Rata Share of the Insurance. Any deficit shall be payable by Tenant within thirty (30) days of Tenant’s receipt of notice by Landlord, or any surplus shall be refunded to Tenant within thirty (30) days of such notice, as may be appropriate in each case. The 2015 estimate for Insurance is $0.03 per square foot. Tenant shall have the right upon reasonable notice to conduct an audit of Landlord’s records related to the Insurance, and Landlord agrees to reasonably cooperate with Tenant’s exercise of such rights.

13. Triple Net Lease. This Lease is intended to be a 100% “triple net” lease in favor of Landlord and shall be reasonably construed to give effect to such intention with the exception being those Landlord replacement responsibilities as specifically set forth in this Lease.

14. Use of Building. Tenant shall comply with all rules, regulations, and laws of any governmental authority with respect to the use and occupancy of the Building.

15. Utilities. Tenant shall pay, directly to the vendors, for Tenant’s telephone, electricity, gas, sewer, and water services that are used on or attributable to the Building. Tenant shall be responsible for all other services to the Building. In no event shall Landlord be liable for any interruption or failure in the supply of any utilities to the Building or Common Areas, unless to the extent such interruption or failure is caused by Landlord’s gross negligence or misconduct.

16. Signs. Tenant agrees to maintain such signs or advertising matter in good condition and repair. All signs shall comply with applicable governmental restrictions and the prompt compliance therewith shall be the responsibility of Tenant.

17. Maintenance, Repair, and Replacement.

a. By Tenant. Subject to compliance with Landlord’s obligations in Section 4, Tenant shall perform ordinary maintenance on the Building and keep the Building in good repair, including, without limitation, the HVAC systems, electrical systems, all doors, windows, plate glass, fixtures, walls, floors and ceilings, sprinkler systems, light fixtures and bulbs, utilities services and meters applicable to the Building, all installations made by Tenant, and all other maintenance and replacements not specifically the responsibility of the Landlord in Section 17(b) below. Tenant will not permit accumulation of any debris on the roof of the Building, will not in any manner cut or drive nails into or otherwise puncture the roof of the Building, and will be responsible for any damage caused to the roof by any acts of Tenant, its agents, employees or contractors. Tenant shall maintain the Building in a clean, sanitary and safe condition and in accordance with all requirements of law affecting the Building, and all rules adopted by Landlord. Tenant shall not after notice burden, over use, use incorrectly, or otherwise damage or diminish any systems or facilities in the Building. If Tenant neglects to commence and to complete repairs promptly and adequately, Landlord may, but shall not be required to, make and complete said repairs and Tenant shall pay the costs thereof to Landlord as Additional Rent upon demand with 5% (Five percent) premium for administration and time of management.

b. By Landlord. Landlord shall be responsible at its expense for capital repairs for and replacement of the foundation, the structural members contained inside or outside the Building, exterior walls and the roof.

18. Tenant’s Alterations. Tenant shall not alter the Building (except for repairs), and shall not install any fixtures or equipment, which affect the Building without the prior written approval of Landlord, which may be withheld or denied in Landlord’s sole and absolute discretion.

19. Liens. If Tenant makes any alterations or improvements in the Building, Tenant must pay for the same when made. Tenant may not charge the interest of Landlord in the Building with a mechanic’s lien or encumbrance of any kind. If a lien is threatened by any contractor or supplier, or in the event of the filing of a notice of any such lien, Tenant will promptly pay the same or have the lien discharged of record, by bond or otherwise, within thirty (30) days from the date of written notice from Landlord. If Tenant fails to pay, discharge or bond such lien within such time, Landlord shall have the right but not the obligation of paying the same or any portion thereof and the amounts so paid, including attorneys’ fees and expenses incurred in connection therewith with interest at the maximum rate permitted by law, shall be deemed to be Additional Rent due from Tenant to Landlord upon demand.

20. Surrender of Building. At the termination of this Lease, Tenant shall deliver the Building in the same condition as received by it on the Commencement Date (subject to the removals hereinafter required), reasonable wear and tear and casualty damage excepted, and shall surrender all keys for the Building to Landlord and shall inform Landlord of all combination locks, if any, in the Building. All alterations, additions, or improvements made on the Building by the Tenant shall become and be the property of the Landlord upon the termination of this Lease, and shall remain and be surrendered with the Building as a part thereof upon the termination of this Lease by default or otherwise. During the last thirty (30) days prior to the termination of this Lease, Tenant shall remove all its trade fixtures, and any other installations or improvements required by Landlord and shall repair any damage to the Building caused by removal of such items. Tenant’s obligation to observe or perform this covenant shall survive the expiration or other termination of this Lease. Any items remaining in the Building at the conclusion of this Lease shall be deemed abandoned for all purposes and shall become the property of Landlord and Landlord may dispose of the same without liability of any nature.

21. Indemnity. Tenant shall indemnify and hold Landlord harmless from and against all and any liability and expense of any kind, including attorneys’ fees, arising from the assertion by a third party of claims for injuries or damages to persons or property in, on or about the Building to the extent arising out of or resulting in any way from any act or omission of Tenant, its agents, invitees, servants and employees, in the use of the Building. Landlord shall indemnify and hold Tenant harmless from and against all and any liability and expense of any kind, including attorneys’ fees, arising from the assertion by a third party of claims for injuries or damages to persons or property in, on or about the Building to the extent arising out of or resulting in any way from any act or omission of Landlord, its agents, invitees, servants and employees.

22. Notice of Claim or Suit. The indemnified party shall promptly and timely notify indemnifying party of any claim, action, proceeding or suit instituted or threatened against the indemnified party. The indemnifying party shall have the right to control the defense of any such claim with the reasonable cooperation of the indemnified party, and to make a cash settlement of any such claim up to an amount equivalent to the indemnifying party’s liability under this Lease; provided, that the indemnified party may participate in the defense of any such claim with counsel of its choosing at its expense.

23. Tenant’s Insurance.

a. Forms of Insurance. Tenant shall maintain at its expense at all times the following forms of insurance:

i.	Commercial General Liability Coverage on the Building in an amount not less than One Million and No/100 Dollars ($1,000,000.00) combined single limit each occurrence for bodily injury and property damage with so-called “umbrella coverage” with a limit of no less than Five Million and No/100 Dollars ($5,000,000) in aggregate;

ii.	Workmen’s compensation insurance covering all persons employed in connection with any and all employees and agents of Tenant with respect to whom death or bodily injury claims could be asserted against Landlord or Tenant as required by applicable law;

b. Delivery of Policies. Tenant shall deliver to Landlord certificates evidencing such insurance, naming Landlord and Landlord’s mortgagee as an additional insured, which shall declare that the insurer may not cancel the same without giving Landlord and Landlord’s lender written notice of its intention so to do at least thirty (30) days in advance. All public liability and property damage policies shall contain a provision that Landlord, although named as an insured, shall nevertheless be entitled to recover under such policies for any loss to the extent occasioned to Landlord by reason of negligence of Tenant. Within thirty (30) days after demand therefor by Landlord, Tenant shall provide evidence of Tenant’s compliance with Landlord’s request for increased coverage.

c. Failure to Procure Insurance. In the event Tenant shall fail to procure insurance required under this Lease, and fails to maintain the same in force continuously during the Term, Landlord shall be entitled to procure the same and Tenant shall immediately reimburse Landlord for such premium expense as Additional Rent hereunder.

d. Increase in Fire Insurance Premium. Tenant agrees not to keep upon the Building anything that may be prohibited by the standard form of fire insurance policy.

e. Property of Tenant. Tenant’s property on the Building shall be at the sole risk and hazard of Tenant. Landlord shall not be liable or responsible for any loss of or damage to Tenant or Tenant’s property, or have any responsibility to insure any personal property or fixtures belonging to Tenant.

f. Waiver of Subrogation. If any property owned by Tenant and located on the Building is damaged or destroyed by an insured peril, Landlord shall not have any liability to Tenant, nor to any insurer of Tenant, for such damage or destruction, except to the extent such damage or destruction is due to Landlord’s gross negligence or intentional misconduct. Both parties shall require all policies of risk insurance carried by it on its property on the Building to contain a provision in and by which the insurer that shall waive its rights of subrogation against the other party.

24. Destruction of the Building. If the Building is totally destroyed by fire or any other casualty, then Landlord or Tenant shall have the option to terminate this Lease by giving Tenant written notice within thirty (30) days after such destruction, and any unearned rent shall be apportioned and returned to Tenant. If Landlord or Tenant does not elect to cancel this Lease, then the same shall remain in full force and effect and Landlord shall proceed with all reasonable diligence to repair the Building. In the event of such restoration or repair, Landlord shall expend such sums as required to repair or restore the building to the condition it was in immediately prior to the date of the destruction. If Landlord elects to repair or rebuild the Building as herein provided, Landlord’s obligation hereunder shall be limited to that work specifically designated herein as being Landlord’s responsibility. Tenant shall repair or replace its merchandise, trade fixtures, furnishings, and equipment. A just and proportionate part of the rent payable by Tenant, to the extent that such damage or destruction renders the Building untenantable, shall abate from the date of such damage or destruction until the Building are repaired. Notwithstanding anything contained herein to the contrary, the obligation of Landlord with respect to repairing or rebuilding the Building is subject to the prior right of Landlord’s lender to receive insurance proceeds as a result of a fire or other casualty, with any obligation of Landlord to be limited to the extent insurance proceeds are received by Landlord for such repair or rebuilding.

25. Assignment and Subletting. Tenant shall have the right to sublease or assign, subject to Landlord’s approval of subtenant or assignee, which approval shall not be unreasonably withheld, if such assignee is comparable in financial quality and will not use the Building for a purpose not permitted under this Lease. Tenant shall also have the right to sublease or assign, without Landlord’s approval, to any affiliate or to any entity succeeding to the business conducted at the Building or to any entity which is owned or controlled by Tenant or which owns or controls Tenant provided Tenant is not released from obligations of the Lease.

26. Default and Remedies

a. Events of Default. The occurrence of any of the following shall be an Event of Default:

i) Failure by Tenant to pay in full any rent payment or other sum payable hereunder within ten (10) days after written notice of nonpayment to Tenant by Landlord;

ii) Failure by Tenant to perform of any of the terms or conditions of this Lease, other than the payment of money, of for a period of thirty (30) days after written notice thereof to Tenant by Landlord;

iii) The insolvency of Tenant or the filing by Tenant of a voluntary petition in bankruptcy or for any other relief under the Bankruptcy Act, as amended, or under any other insolvency act, law, rule or regulation, state or federal, now or hereafter existing; the application by Tenant for, or the appointment with Tenant’s consent or acquiescence of, a receiver or trustee of Tenant, or for all or a substantial part of the property of Tenant; the making by Tenant of any general assignment for the benefit of creditors of Tenant; or the inability of Tenant, or the admission of Tenant of the inability thereof, to pay the debts of Tenant as such mature;

iv) The filing of any involuntary petition against Tenant in bankruptcy or for any other relief under the Bankruptcy Act, as amended, or under any other insolvency act, law, rule or regulation, state or federal, now or hereafter existing; the involuntary appointment of a receiver or trustee of Tenant or for all or a substantial part of the property of Tenant; or the issuance of attachment, execution or other similar process against any substantial part of the property of Tenant, and the continuation of any of the foregoing for a period of ninety (90) days undismissed, unbonded, or undischarged; or

b. Remedies. Whenever any Event of Default shall have occurred, Landlord may, to the extent permitted by law, take any one or more of the following remedial steps.

i) Landlord may, at its option, declare all installments of Minimum Rent for the remainder of the Term to be immediately due and payable, whereupon the same shall become immediately due and payable.

ii) Landlord may re-enter and take possession of the Building without terminating this Lease, and sublease the Building for the account of Tenant, holding Tenant liable for the difference in the rent and other amounts actually paid by the sublessee and the rents and other amounts payable by Tenant hereunder.

iii) Landlord may terminate this Lease, exclude Tenant from possession of the Building, and use its best efforts to lease the same to another for the account of Tenant, holding Tenant liable for all rent and other amounts payable by Tenant hereunder.

iv) Landlord may take whatever action is available to Landlord at law or in equity, and in connection with such actions, recover any or all damages to Landlord for Tenant’s violation or breach of this Lease.

c. No Remedy Exclusive. No remedy herein conferred upon or reserved to Landlord is intended to be exclusive of any other available remedy. No delay or omission by Landlord to exercise any right or power accruing upon any default of Tenant shall impair any such right or power or shall be construed to be a waiver thereof, but any such right and power may be exercised by Landlord at any time, from time to time and as often as may be deemed expedient.

d. Waiver of Jury Trial. Tenant waives all rights to a trial by jury in any legal proceeding brought either by Tenant or Landlord arising out of the construction, interpretation, or enforcement of any term or provision of this Lease.

e. Attorneys’ Fees and Expenses; Late Fees. If either party engages legal counsel for the enforcement of any of the terms of this Lease, whether for suit or other legal services required to secure compliance on the part of the other party, the prevailing party in any such enforcement action shall pay the other party, upon demand, said legal fees and any other expenses incurred by such prevailing party, including, without limitation, court costs, and the reasonable fees and expenses of attorneys and paralegals, court reporters, appraisers, consultants and other experts consulted by such party. Tenant shall also pay Landlord a late fee of Five percent (5%) of any rent payment received more than Five (5) days after the due date thereof

f. Waiver. Waiver by either party of any Event of Default triggered by the other party shall not be construed as a waiver of any subsequent or different default. In case of a breach by one party, the other party nevertheless may accept from the defaulting any payment or payments hereunder without in any way waiving the non-defaulting party’s rights hereunder.

27. Eminent Domain. If a portion of the Building shall be taken for public improvements or otherwise under the exercise of the right of eminent domain, and the Building shall continue to be reasonably suitable for the use which is herein authorized (as determined by Landlord), then the rental herein provided shall be reduced from the date of such taking in direct proportion to the reduction in usefulness of the Building. If the Building, or a part thereof, sufficient to render the Building wholly unfit for the use herein authorized (as determined by Landlord), shall be condemned or acquired in the exercise of the right of eminent domain, either party shall have the right, to terminate and cancel this Lease on thirty (30) days’ prior written notice to the other, such notice to be given within sixty (60) days of the date of the taking, and Tenant shall be liable only for rents and other charges accrued and earned to the date of surrender of possession of the Building to Landlord and for the performance of other obligations maturing prior to said date. Tenant shall not be entitled to participate in or receive any part of the damages or award which may be paid to or awarded Landlord by reason of a taking except where said award shall provide for moving or other reimbursable expenses for Tenant under applicable statute.

28. Hazardous Substances. The term “Hazardous Substances” means all hazardous and toxic substances included under or regulated by any local, state or federal law, rule or regulation pertaining to environmental regulation, contamination or clean-up (collectively “Environmental Laws”). Tenant shall keep no Hazardous Substances in or upon the Building except in compliance with all Environmental Laws. Tenant shall immediately notify Landlord should Tenant become aware of (i) any environmental problem or liability involving Hazardous Substances with respect to the Building, or (ii) any lien, action, or notice under any filed or delivered under any Environmental Law. To the extent that the presence of any Hazardous Substances introduced at on the Building by Tenant, Tenant’s agents, or Tenant’s invitees (“Tenant Hazardous Substances”) requires any response action to clean up the Building, Tenant shall, at Tenant’s own cost and expense, take all actions as shall be necessary for the clean-up of the Building required by any Environmental Law. All costs, including damages, claims, and expenses (including attorney’s fees) which are necessarily incurred by Landlord related to the presence of such Tenant Hazardous Substances shall be paid by Tenant to Landlord as reasonably incurred within ten (10) days after notice from Landlord itemizing the amounts incurred. Tenant shall pay any fines, charges, fees, expenses, costs of clean-up, or response costs arising from any Tenant Hazardous Substances under Environmental Law and shall indemnify and hold Landlord harmless therefrom in accordance with Section 22 of this Lease.

29. Subordination. Tenant hereby subordinates all of its interest under this Lease to the lien of any deed of trust or mortgage now or hereafter in force against the Building. Tenant agrees to execute any such documents as may be reasonably required by the holder (“Mortgagee”) of any such deed of trust or mortgage now or hereafter in force against the Building to effect any subordination or consummate funding requirements; provided, that any such Mortgagee shall expressly agree in such instrument to not disturb the tenancy of Tenant in accordance with the terms of the Lease.

30. Estoppel Certificate. Tenant agrees to execute and deliver to Landlord within twenty (20) days from date of request such estoppel certificates as may be required by Landlord or the lender of Landlord in connection with this Lease. If Tenant fails or refuses to furnish such certificate within the time provided, Landlord and any third party may conclusively presume and rely upon the following facts: (i) that the terms and provisions of this Lease have not been changed except as agreed to in writing and mutually-executed by Landlord and Tenant, (ii) that this Lease has not been canceled or terminated except as otherwise represented by Landlord, (iii) that not more than one month’s Rent has been paid in advance, (iv) that Landlord is not in default under this Lease, and (v) that the Lease is binding and valid in all respects. In such event, Tenant shall be estopped from denying the truth of such matters.

31. Landlord’s Right of Entry. Subject to reasonable advance notice from Landlord and to Tenant’s reasonable safety and security procedures regarding the Building, Landlord may, at all reasonable times, enter the Building to inspect and examine the same, and to show the same to prospective purchasers or tenants, and to make such repairs, alterations, or additions as Landlord may deem necessary or desirable. Tenant shall provide Landlord with a key to the Building, which Landlord may use in accordance with this Paragraph. Nothing herein contained, however, shall be deemed or construed to impose upon Landlord any responsibility whatsoever for the care, maintenance or repair of the Building, except as otherwise herein specifically provided.

32. Quiet Enjoyment. Tenant shall peaceably occupy and enjoy the Building so long as this Lease remains in force, subject to the specific provisions of this Lease.

33. Notices. Any notice hereunder shall be deposited in the certified mail of the United States of America, return receipt requested, and shall be deemed to have been served on the date of such depositing. All notices shall be addressed to the parties as specified above or at such other address as the parties may from time to time designate in the manner provided in this Section.

34. Amendments. All amendments to this Lease shall be in writing and executed by the parties or their respective successors in interest.

35. Integration. The parties have incorporated in this Lease their entire understanding, and neither has made or relied upon any representations, warranties, promises, covenants, or undertakings other than as expressly set forth herein.

36. No Partnership. Landlord is not in any way a partner or joint venturer with Tenant.

37. Partial Invalidity. If any provision of this Lease shall be deemed unenforceable, the remainder of this Lease shall not be affected. Each provision of this Lease shall be valid and be enforceable to the fullest extent permitted by law.

38. Successors. This Lease shall bind and inure to the benefit of the legal representatives, successors and assigns of each of the parties, except that no assignment or subletting by Tenant without the written consent of Landlord shall vest any right in the assignee or sublessee of Tenant, except that Landlord’s consent shall not be required for an assignment by Tenant to its parent or subsidiary, or to an entity that merges with Tenant or acquires all or substantially all of Tenant’s assets, as long as Tenant remains fully-obligated, as guarantor or directly to the terms of this Lease.

39. Governing Law. This Lease shall be governed by the laws of Tennessee.

40. Broker’s Commissions. Each party represents and warrants to the other that it has not dealt with any real estate broker, finder or other person with respect to this Lease in any manner, except Binswanger and CB Richard Ellis Memphis, LLC. Each party shall indemnify and hold the other party harmless from any and all damages resulting from claims that may be asserted against the other party by any other broker, finder or other person (including, without limitation, any substitute or replacement broker claiming to have been engaged by indemnifying party in the future), claiming to have dealt with the indemnifying party in connection with this Lease or any amendment or extension hereto, or which may result in Tenant leasing other or enlarged space from Landlord. The provisions of this paragraph shall survive the termination of this Lease.

IN WITNESS WHEREOF, the parties hereto have executed this Lease as of the day and date first above written.

LANDLORD:

2.	HOLLINGSWORTH CAPITAL PARTNERS - TENNESSEE, LLC

	By:	/s/ Trey Hollingsworth

Print Name: Trey Hollingsworth

Title: Managing Partner

TENANT:

3.	KIRKLANDS, INC.

	By:	/s/ W. Michael Madden

Print Name:	W. Michael Madden

Title:	President and Chief Executive Officer